CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Pierre Corp. on Form S-1 whereby a selling shareholder proposes to sell up to 5,136,363 shares of the Company’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & HART, LLC

 /s/ William T. Hart

William T. Hart

Denver, Colorado

January 22, 2020